Exhibit 23(j)

KPMG LLP	Telephone	617 988 1000
99 High Street	Fax	617 507 8321
Boston, MA 02110-2371	Internet	www.us.kpmg.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees and Shareholders of AARP Funds:

We consent to the use of our report dated August 25, 2009, for AARP Aggressive Fund, AARP Moderate Fund, AARP Conservative Fund, AARP Income Fund and AARP Money Market Fund, each a fund of AARP Funds, as of June 30, 2009, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the prospectus and “SUMMARY”, “OTHER INFORMATION - Independent Registered Public Accounting Firm” and “FINANCIAL STATEMENTS” in the statement of additional information.

Boston, Massachusetts

October 26, 2009

KPMG LLP, a U.S. limited liability partnership, is the U.S.

member firm of KPMG International, a Swiss cooperative.